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                                                                    Exhibit 10.1


                                 AMENDMENT NO. 1
                           TO EMPLOYMENT AGREEMENT OF
                                   BRAD EDSON


        Reference is made to that certain employment agreement dated as of October 1, 2002 between Vital Living, Inc., a Nevada corporation (the "Company") and Bradley D. Edson (the "Executive").

        The parties hereto desire, in connection with the closing of the transaction to acquire all of the outstanding interest of MAF BioNutritionals, LLC, ("MAF") to amend the employment agreement (the "Agreement") as follows:

        1. The term of the Agreement shall be extended through November [ ] 2005. The Base Compensation in the additional year provided for by this extension shall be $228,000.

                Employee shall be entitled to participate in a profit sharing plan to be enacted by the Board of Directors, which plan shall provide for distributions to selected executive employees of an aggregate of up to 6% of the net pre-tax profit of the Company, determined as soon as practical after the end of each fiscal year, plus such other bonuses as may be determined by the Board of Directors of the Company from time to time.


        2. Executive shall approve and sign all checks other than (i) normal recurring expenditures incurred in the ordinary course of business or (ii) any check over $25,000, which checks shall require the signature of at least two of the following employees (Brad Edson, Stuart Benson or Bill Coppel).

        3. Section 3.3 shall be of no further force and effect and shall be replaced in its entirety by the following:

                Executive shall have the right during each year of the term, in addition to 5 sick days and days in which Company is closed, to take an aggregate of four weeks of paid vacation time at such time as may be mutually agreed by the Company and Employee. Unused vacation or sick days shall not accumulate.

        4. Company will reimburse Employee for actual and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging the Employee's duties hereunder, subject to receipt of reasonable and appropriate documentation by Company. If Employee is required to undertake any travel on behalf of the Company, Employee may be furnished business class air travel, and shall stay in first class accommodations (i.e., Hyatt's Marriott or Hilton Hotels). If available, Company may purchase upgrade certificates for use by Employee with respect to his air travel.

        5. To the extent that the Company does not initially have customary health benefits, the Company will reimburse Employee for any health insurance premium costs. Notwithstanding the foregoing, the Company will obtain term life insurance in the principal amount of $1,000,000, and Employee shall be entitled to designate any beneficiary with respect to such policy. The employee will also allow the Company to have in place a key man insurance policy designating the Company as the insured in the amount of $1,000,000

        6. Sections 5, 6 and 7 of the Agreement shall be of no further force or effect and shall be replaced in its entirety by the following:


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                (a) Termination Upon Death or Disability.

                If during the Term, Employee should (i) die or (ii) become so physically or mentally disabled whether totally or partially, that Employee is unable to perform the duties, functions and responsibilities required hereunder for (aa) a period of three (3) consecutive months or (bb) shorter periods aggregating to four (4) months within any period of twelve (12) months ("Disability"), then in such event, Company may, at any time thereafter, by 30 days written notice to Employee, terminate Employee's services hereunder. Employee agrees to cause Employee to submit to reasonable medical examinations upon the reasonable request of Company (and Employee shall be entitled to have his physician present. The existence of Employee's disability for the purposes of this Agreement shall be determined by a reputable physician selected by Company who is experienced in the relevant field of medicine. If Employee's services are terminated, as aforesaid, Employee shall be entitled to receive Employee's Base Compensation, accrued share of the Bonus for that Fiscal Year and unused vacation (hereinafter collectively referred to as "Fringe Benefits"), if any, earned through the date of Employee's termination and continuing thereafter for an additional period of six (6) months.

                (b) By Resignation or By Company for Cause.

                If Employee's employment with the Company terminates due to his voluntary resignation or if the Company terminates Employee's employment due to Cause (as defined below), Company shall pay Employee all accrued Base Compensation (with no Bonus for the year in which the termination of employment took place), but no other compensation or reimbursement of any kind (except other accrued or vested sums such as awarded bonuses and profit participations), and thereafter Company's obligations hereunder shall terminate. Cause" shall have the same meaning as set forth in the original Employment Agreement dated October 1, 2002.

                (c) Termination Without Cause.

                If Employee's employment is terminated without "Cause", the Company shall pay the Employee, within 30 days of such termination, the remaining balance of the Base Compensation.

        5. CHANGE OF CONTROL:

                (a) Change of Control Event

                In the event there has been a "Change of Control" (as defined below) of the Company, Employee shall have the right, but not the obligation, to consider such event to be a termination of this Agreement, in which event Employee shall be entitled to rely on the rights afforded to him under Section 4(c) of the Amendment.

                (b) Definition.

                For purposes of this Agreement, "Change of Control" shall mean:

                        (i) any sale of all or substantially all of the assets of the Company, or

                        (ii) any stock sale, merger or other business combination in which the current shareholders no longer own in excess of 50% of the outstanding stock of such surviving entity.

           This Amendment is executed this 20th day of November, 2002.

                               Vital Living, Inc.


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                                   By:
                                      ---------------------------
                                   Its:
                                        -------------------------


Agreed to and Accepted:


By:
   ---------------------------
   Bradley D. Edson



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